Exhibit 10.1

CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT
AND AMENDMENT TO SECURITY DOCUMENTS

This CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO SECURITY DOCUMENTS (this “Amendment”), dated as of June 30, 2006, is entered into by and among Huntsman International LLC, a Delaware limited liability company (the “Borrower”), the undersigned financial institutions, including Deutsche Bank AG New York Branch, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), Deutsche Bank AG New York Branch, as Lead Arranger for the Second Additional Term B Dollar Loans, as Administrative Agent (“Administrative Agent”) and as Collateral Agent (“Collateral Agent”) for the Lenders, and Sole Book Manager. Terms used herein and not otherwise defined herein shall have the same meanings as specified in the Credit Agreement (as defined below).

RECITALS:

A.            The Borrower, the Lenders, the Agents named therein and the Administrative Agent have heretofore entered into that certain Credit Agreement dated as of August 16, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.            The Borrower wishes, and the Lenders signatory hereto and Administrative Agent are willing, to amend the Credit Agreement to make the Second Additional Term B Dollar Loans to the Borrower in an aggregate principal amount of $100,000,000 to be utilized to repurchase, redeem or otherwise acquire outstanding Senior Notes (HLLC), subject to the terms and conditions of this Amendment.

C.            The Borrower wishes, and the Lenders signatory hereto and Administrative Agent are willing, to consent to (i) the use of the proceeds of the Second Additional Term B Dollar Loans by the Borrower to repurchase, redeem or otherwise acquire outstanding Senior Notes (HLLC), (ii) the restructuring of certain Foreign Subsidiaries and related intercompany obligations (as described in Section 3 below) and (iii) the terms of the TE Acquisition (as hereinafter defined), subject to the terms and conditions of this Amendment.

D.            This Amendment constitutes a Loan Document and these Recitals shall be construed as part of this Amendment.

NOW, THEREFORE, in consideration of the recitals herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1  Amendment of Credit Agreement.

The Credit Agreement is hereby amended as of the Second Amendment Effective Date (as hereinafter defined) as follows:

(a)           New Defined Terms. Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in alphabetical order therein:

“AdMat EU Holdings” means Huntsman Advanced Materials (Netherlands) BV or any successor entity that owns no Capital Stock other than the Capital Stock owned by Huntsman Advanced Materials (Netherlands) BV on the date of such succession and Capital Stock acquired after such date of Foreign Subsidiaries that are not Subsidiaries of UK Holdco 1 or Dutch Mixer prior to such acquisition.

“Permitted Entrustment Loan Arrangement” means a coordinated credit-linked deposit and loan facility arranged in compliance with the laws of the People’s Republic of China pursuant to which a Foreign Subsidiary of the Borrower organized under the laws of the People’s Republic of China makes loans or advances to another Foreign Subsidiary of the Borrower through the use of an intermediary financial institution in the People’s Republic of China.

“Port Arthur Fire Add Back” means, for any period that includes any Fiscal Quarter ending after May, 1, 2006 and on or before December 31, 2007, the sum of (i) an amount not to exceed $50,000,000 per Fiscal Quarter (provided, that any excess above $50,000,000 may be carried forward to the next Fiscal Quarter) ending after May, 1, 2006 and on or before December 31, 2007 included in such period (and $0 for each Fiscal Quarter that ends thereafter included in such period), equal to the net business interruption losses (calculated in accordance with GAAP) for the applicable period, including the retained portion of any business interruption claims that relate to the fire damage at the Port Arthur, Texas olefins manufacturing plant (the “Port Arthur Plant Fire”) and that are, or are expected to be, the subject of insurance claims by the Borrower or its Subsidiaries but only to the extent such claims have not been denied and have been, or in the reasonable judgment of the Borrower, are likely to be, paid by the Borrower’s or its Subsidiaries’ insurance carriers or represent the retained portion of any business interruption claims pertaining to the deductible plus (ii) to the extent (A) deducted in determining Consolidated Net Income for such period and (B) such charges are, or are expected to be, the subject of insurance claims by the Borrower or its Subsidiaries but only to the extent such claims have not been denied and have been, or in the reasonable judgment of the Borrower, are likely to be, paid by the Borrower’s or its Subsidiaries’ insurance carriers or represent the retained portion of any physical property insurance claims pertaining to the deductible, any charges payable in cash for the maintenance or repair of property damaged in the Port Arthur Plant Fire to the extent of such damage. The Port Arthur Fire Add Back shall be set forth on the Compliance Certificate delivered pursuant to Section 7.2(b) for each Fiscal Quarter ending after May 1, 2006 and on or before September 30, 2008, and the Borrower shall, upon the request of the Administrative Agent, deliver such detailed computations as are necessary to support such amount.

“Port Arthur Fire Insurance Income” means, for any period, the amount of income of the Borrower or any of its Subsidiaries for such period (as determined in accordance with GAAP) related to insurance proceeds received or expected to be received as a result of the Port Arthur Plant Fire, including, without limitation, any related (i) payments in respect of claims on policies related to business interruption insurance during such period, (ii) physical property insurance proceeds received by the Borrower or any of its Subsidiaries during such period and (iii) accruals for expected insurance income recoveries during such period.

“Second Additional Term B Dollar Borrowing Date” has the meaning forth in Section 2.1(a)(i).

“Second Additional Term B Dollar Commitment” means as to any Lender the principal amount set forth opposite such Lender’s name on Schedule 1 to the Second Amendment under the caption “Amount of Second Additional Term B Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Second Additional Term B Commitments” means such commitments collectively, which Second Additional Term B Commitments equal $100,000,000 on the Second Amendment Effective Date.

“Second Additional Term B Dollar Loan” has the meaning set forth in Section 2.1(a)(i).

“Second Amendment” means the Consent and Second Amendment to Credit Agreement and Amendment to Security Documents dated as of June 30, 2006 by and among the Borrower, the Lenders signatory thereto and the Administrative Agent.

“Second Amendment Effective Date” has the meaning set forth in Section 5 of the Second Amendment.

“TE Acquisition” means the previously publicly disclosed Acquisition by the Borrower, or one or more of its Wholly-Owned Subsidiaries, of the TE Business or one or more Persons that directly or indirectly own 100% of the legal and beneficial interests in the TE Business, which is expected to be consummated during Fiscal Year 2006.

“TE Business” means the global textile effects business of Ciba Specialty Chemicals, Inc.

(b)           Consolidated Debt. Section 1.1 of the Credit Agreement is further amended by inserting in the definition of “Consolidated Debt” the text “that would be required to be shown on a balance sheet prepared” immediately following the text “all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis” in clause (i) therein.

(c)           Consolidated EBITDA.

(i)            Section 1.1 of the Credit Agreement is further amended by inserting the text “, minus, to the extent added in determining the foregoing, any Port Arthur Fire Insurance Income and” immediately following the text “Consolidated Net Loss for such period” in the second line of the definition of “Consolidated EBITDA”.

(ii)           Section 1.1 of the Credit Agreement is further amended by (i) deleting the “and” immediately prior to clause (v) of the definition of “Consolidated EBITDA” and (ii) inserting the following text immediately following clause (v) thereof:

“and (vi) the Port Arthur Fire Add Back”

(d)           Accounting Principle Changes Effect on Consolidated Net Income. Section 1.1 of the Credit Agreement is further amended by amending and restating the proviso contained in the definition of “Consolidated Net Income” and “Consolidated Net Loss” to read as follows:

“provided that there shall be excluded (i) the income (or loss) of a Person that is not a consolidated Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Wholly-Owned Subsidiaries by such Person during such period and (ii) all gains or losses from the cumulative effect of any change in accounting principles during such period.”

(e)           Foreign Factoring Transactions. Section 1.1 of the Credit Agreement is further amended by amending and restating the definition of “Foreign Factoring Transactions” to read as follows:

“Foreign Factoring Transactions” means transactions (other than pursuant to (a) any Permitted Accounts Receivable Securitization or (b) a transaction described in Section 8.3(e)) for the sale or discounting of (i) the Accounts Receivable of a Foreign Subsidiary not party to any Foreign Intercompany Loan Document, (ii) up to $30 million in any Fiscal Quarter of Accounts Receivable of, and/or letters of credit the beneficiary of which is, a Foreign Subsidiary party to any Foreign Intercompany Loan Document and/or (iii) letters of credit the beneficiary of which is a Foreign Subsidiary not party to any Foreign Intercompany Loan Document.

(f)            Additional Foreign Intercompany Notes. Section 1.1 of the Credit Agreement is amended by amending and restating clause (iii)(z) of the definition of “Foreign Intercompany Note” to read as follows:

“(z) by AdMat EU Holdings or any of its Foreign Subsidiaries, by Huntsman Chemical Company of Canada, Inc., by any Foreign Subsidiary of Huntsman Petrochemical Corporation or by any Foreign Subsidiary acquired or created in connection with the TE Acquisition (to the extent such TE Acquisition is consummated).”

(g)           Clarification of Indebtedness Definition for Long Term Supply Contracts. Section 1.1 of the Credit Agreement is further amended by inserting the following parenthetical clause at the conclusion of subclause (x) of clause (ii) of the definition of “Indebtedness”:

“(or in the case of long-term supply agreements, from the date of delivery of such assets or services)”

(h)           Second Additional Term B Dollar Lenders.  Section 1.1 of the Credit

Agreement is further amended by amending and restating the definition of “Lenders” to read as follows:

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” as contemplated by the First Amendment or the Second Amendment, or in connection with the issuance of Additional Term Loans or Second Additional Term B Dollar Loans pursuant to Section 2.1(a)(ii).

(i)            Amendment to Permitted Restructuring Charges Definition to Clarify Existing EBITDA Adjustment.

(A)          Section 1.1 of the Credit Agreement is further amended by replacing the defined term entitled “Permitted Restructuring Charges” contained therein with a new title of “Permitted Impairment and Restructuring Charges”.

(B)           The Credit Agreement is amended globally to replace each reference to “Permitted Restructuring Charges” contained therein with a reference to “Permitted Impairment and Restructuring Charges.”

(j)            Adjustment of Scheduled Repayments for Second Additional Term B Dollar Loans. Section 1.1 of the Credit Agreement is further amended by amending and restating the definition of “Scheduled Term B Dollar Repayments” to read as follows:

“Scheduled Term B Dollar Repayments” means, with respect to the principal payments on the Term B Dollar Loans for each date set forth below, that percentage of the aggregate outstanding principal amount of Term B Dollar Loans (including Additional Term B Dollar Loans and Second Additional Term B Dollar Loans) on the Second Additional Term Loan Borrowing Date set forth opposite thereto:

Scheduled Term B Dollar Repayments

Date	Principal Payment

August 31, 2007	1% of the aggregate principal amount as of the Second Additional Term B Dollar Loan Borrowing Date

August 31, 2008	1% of the aggregate principal amount as of the Second Additional Term B Dollar Loan Borrowing Date

August 31, 2009	1% of the aggregate principal amount as of the Second Additional Term B Dollar Loan Borrowing Date

August 31, 2010	1% of the aggregate principal amount as of the Second Additional Term B Dollar Loan Borrowing Date

August 31, 2011	1% of the aggregate principal amount as of the Second Additional Term B Dollar Loan Borrowing Date

Term B Loan Maturity Date	100% of the aggregate principal amount of Term B Dollar Loans outstanding on the Term B Loan Maturity Date.

(k)           Designation of Unrestricted Subsidiaries. Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Unrestricted Subsidiary” to read as follows:

(l)            “Unrestricted Subsidiary” means (i) each of the Persons identified on Schedule 1.1(c) hereto, (ii) any Subsidiary of the Borrower designated as an Unrestricted Subsidiary in the manner provided below, (iii) any Subsidiary of an Unrestricted Subsidiary created at or after the designation of its parent company as an Unrestricted Subsidiary pursuant to clause (ii) above and (iv) any Permitted Unconsolidated Venture that, as a result of an Investment permitted under Section 8.7(k), (p) or (q), would otherwise become a Subsidiary of the Borrower; provided, however, that no Receivables Subsidiary may be an Unrestricted Subsidiary. The Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary but excluding any Receivables Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (x) each Subsidiary to be so designated an Unrestricted Subsidiary and each of its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries), (y) immediately before and immediately after the effectiveness of such designation, no Unmatured Event of Default or Event of Default exists or will exist and (z)  the Investment made in such Unrestricted Subsidiary (valued at the fair market value of the Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and valued thereafter in accordance with the definition of “Investments”) is permitted pursuant to Section 8.7. Any such designation of an Unrestricted Subsidiary shall be evidenced by delivery to the Administrative Agent of (A) a copy of the resolutions of the Borrower giving effect to such designation and (B) an officer’s certificate signed by two Responsible Financial Officers of the Borrower certifying that such designation complies with the foregoing provisions. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in clause (x) above for an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and Borrower shall take such applicable actions as required by Section 12.20 to redesignate such Unrestricted Subsidiary as a Subsidiary.

(m)          Addition to Unrestricted Subsidiary Schedule. Section 1.1 of the Credit Agreement is further amended by amending Schedule 1.1 (c) to include Huntsman Chemical Australia Holdings Pty Limited as an Unrestricted Subsidiary.

(n)           Second Additional Term B Dollar Loans.  Section 2.1(a)(i) of the Credit Agreement is amended by deleting the third sentence therein and inserting the following sentences in lieu thereof:

“Each Lender with a Second Additional Term B Dollar Commitment, severally and for itself alone, hereby agrees, on the terms and subject to the conditions set forth in the Second Amendment and otherwise set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, if made, a “Second Additional Term B Dollar Loan” and a “Term B Dollar Loan” and collectively the “Second Additional Term B Dollar Loans”) on or after the Second Amendment Effective Date and on or prior to July 14, 2006 in a single advance to the Borrower in an aggregate principal amount equal to the Second Additional Term B Dollar Commitment of such Lender (the “Second Additional Term B Dollar Borrowing Date”). From and after the Second Additional Term B Dollar Borrowing Date, the Original Term B Dollar Loans, the Additional Term B Dollar Loans and the Second Additional Term B Dollar Loans shall be referred to individually as a “Term B Dollar Loan” and collectively as the “Term B Dollar Loans” and all references to Term B Dollar Loans herein shall be deemed to be references to any or all, as the context may require, of the Original Term B Dollar Loans, the Additional Term B Dollar Loans or the Second Additional Term B Dollar Loans. Each Lender’s Second Additional Term B Dollar Commitment shall expire immediately and without further action on the earlier of (i) the Second Additional Term B Dollar Borrowing Date, after giving effect to the Second Additional Term B Dollar Loans made thereon or (ii) 5:00 p.m. (New York time), July 14, 2006.”

(o)           Additional Term Loans. Section 2.1(a) of the Credit Agreement is further amended by inserting the following text at the conclusion of clause (ii)(A) thereof to read as follows:

“Notwithstanding the foregoing, the Second Additional Term B Dollar Loans shall be excluded for purposes of calculating the $500,000,000 limitation set forth in the second preceding sentence.”

(p)           Mandatory Prepayments.

(i)            De Minimus Carve-Out and Clarifying Changes. Section 4.4(c)(i) of the Credit Agreement is amended by (A) inserting the following proviso immediately prior to the existing first proviso:

“provided, that so long as no Event of Default or Unmatured Event of Default then exists, if either (i) the proceeds of any single or series of related Recovery Events or (ii) the Net Sale Proceeds of any single or series of related Asset Dispositions are less than $5,000,000 in the aggregate, then no prepayment shall be required pursuant to this

Section 4.4(c)(i), with respect to such Recovery Event(s) or Asset Disposition(s) (but if greater than $5,000,000, the entire amount of the proceeds or the Net Sale Proceeds, as applicable, shall be required to be prepaid and not only the portion of the proceeds or the Net Sale Proceeds, as applicable, in excess of $5,000,000);

and (B) amending the existing first proviso by adding the word “further” after the word “provided”, by inserting the words “an amount equal to” prior to the words “such Net Sale Proceeds” in clause (y) thereof and by adding the words “receipt of such Net Sale Proceeds from” immediately prior to the words “such Asset Deposition” in clause (y) thereof.

(ii)           Use of Asset Disposition Proceeds to Repurchase Senior Secured Notes. Section 4.4(c)(i) of the Credit Agreement is further amended by inserting the phrase “or to redeem, repurchase or otherwise acquire up to $300,000,000 in aggregate principal amount of obligations under the Senior Secured Notes and any notes evidencing any Permitted Refinancing Indebtedness of any of the foregoing in accordance with the terms of Section 8.11(C)” immediately following the parenthetical clause “(which certificate shall set forth the estimates of the proceeds to be so expended)” in clause (y) thereof.

(iii)          Increase of Per Fiscal Year Discretionary Exclusion. Section 4.4(c) of the Credit Agreement is further amended by deleting the text “$100,000,000” in subclause (ii) thereof and substituting therefor the text “$200,000,000.”

(iv)          Increase of Permitted Accounts Receivable Securitizations. Section 4.4(f) of the Credit Agreement is amended by deleting each of the references therein to “$425,000,000” and substituting therefor the text “$500,000,000.”

(q)           Use of Second Additional Term B Dollar Loan Proceeds. Section 6.8(a) of the Credit Agreement is amended by inserting the following text at the conclusion thereof to read as follows:

“All proceeds of the Second Additional Term B Dollar Loans incurred on the Second Additional Term B Dollar Borrowing Date shall be used by the Borrower (x) to redeem, repurchase or otherwise acquire up to $100,000,000 of outstanding Senior Notes (HLLC) and (y) for ongoing working capital needs and general corporate purposes.”

(r)            Annual Schedule of Foreign Intercompany Notes. Section 7.1(c) of the Credit Agreement is amended by amending and restating such Section 7.1(c) to read as follows:

“(c) Annual Schedule of Foreign Intercompany Notes. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower an unaudited schedule of Foreign Intercompany Notes as at the end of such year.”

(s)           No Further Foreign Subsidiary Intercompany Security Documents. Section 7.13(b) of the Credit Agreement is amended by inserting the following text at the conclusion thereof to read as follows:

“Notwithstanding the foregoing, no Foreign Subsidiary of the Borrower acquired or created on or after March 31, 2006 shall be required to take any action to secure its obligations under its Foreign Intercompany Loan Documents, except (i) as provided in clause (c) below and (ii) to the extent such Foreign Subsidiary is a successor or replacement entity of a Foreign Subsidiary that is a party to any existing Foreign Intercompany Loan Security Document.”

(t)            Liens.

(i)            Liens on Assets of Foreign Subsidiaries. Section 8.1(g) of the Credit Agreement is amended by deleting the text “$25,000,000” in the second line thereof and substituting therefor the text “$100,000,000”.

(ii)           Liens for Foreign Factoring Transactions. Section 8.1(l) of the Credit Agreement is amended by deleting the text “$25,000,000” in the first line thereof and substituting therefor the text “$30,000,000”.

(u)           Indebtedness.

(i)            Other Indebtedness Basket. Section 8.2(o) of the Credit Agreement is amended by deleting the text “other than in respect of borrowed money” therein.

(ii)           New Foreign Subsidiaries Indebtedness Basket. Section 8.2 of the Credit Agreement is amended by (i) deleting the text “and” immediately following clause (p) therein, (ii) deleting the “.” at the conclusion of clause (q) therein and substituting therefor the text “; and” and (iii) inserting a new clause (r) at the conclusion thereof to read as follows:

“(r) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $100,000,000.”

(v)           Leases Correction. Section 8.3(c) of the Credit Agreement is amended by amending and restating the parenthetical in the first line therein to read as follows:

“(as lessor)”

(w)          Permitted Merger Clarification. Section 8.3(g) of the Credit Agreement is amended by deleting the text “the Wholly-Owned Subsidiary” in the first proviso therein and substituting therefor the text “a Wholly-Owned Subsidiary.”

(x)            Asset Sale Proceeds Reinvestment Clarification. Section 8.3(i) of the Credit Agreement is amended by deleting the proviso therein and substituting therefor the following:

“provided, however, that if (A) concurrently with any disposition of assets or within 360 days of receipt of proceeds in connection with such disposition, all or a portion of an amount equal to the net proceeds of such disposition are used by the

Borrower or a Subsidiary to acquire other property used or to be used in the businesses referred to in Section 8.9 and (B) the Borrower or such Subsidiary has complied with the provisions of Section 7.11 with respect to such property, then such dispositions (or, to the extent that less than all of the net proceeds of any such disposition are used to acquire such other property, then dispositions in an amount equal to the net proceeds used to acquire such other property) shall be disregarded for purposes of calculations pursuant to this Section 8.3(i)) (and shall otherwise be deemed to be permitted under this Section 8.3) from and after the time of compliance with Section 7.11 with respect to the acquisition of such other property;”

(y)             New Permitted Restriction on Foreign Subsidiaries. Section 8.5 of the Credit Agreement is amended by (i) deleting the text “and” immediately following clause (e) therein, (ii) deleting the “.” at the conclusion of clause (f) therein and substituting therefor the text “; and” and (iii) instituting a new clause (g) at the conclusion thereof to read as follows:

“(g) any restrictions or encumbrances on (i) Huntsman Chemical Company of Canada, Inc. or on any Foreign Subsidiary of Huntsman Petrochemical Corporation, (ii) AdMat EU Holdings or any of its Foreign Subsidiaries, (iii) any Foreign Subsidiary acquired or created in connection with the TE Acquisition (to the extent such TE Acquisition is consummated) or (iv) any Foreign Subsidiary organized under the laws of any Middle Eastern or Asian jurisdiction, which are set forth in any agreement governing Indebtedness permitted pursuant to Section 8.2(r).”

(z)            Permitted Entrustment Loan Arrangements Basket. Section 8.7(h) of the Credit Agreement is amended by amending and restating the parenthetical clause contained in clause (y) of the proviso therein to read as follows:

“(other than (i) pursuant to an Overdraft Facility or (ii) pursuant to Permitted Entrustment Loan Arrangements in an aggregate principal amount not exceeding $25,000,000 at any one time outstanding);”

(aa)         TE Acquisition Exclusion from Foreign Investment Basket. Section 8.7(n) of the Credit Agreement is amended by amending and restating the first parenthetical in clause (v) thereof to read as follows:

“(other than the AdMat Acquisition and the TE Acquisition (to the extent such TE Acquisition is consummated))”

(bb)         Permitted Loans to Customers. Section 8.7 of the Credit agreement is further amended by (i) deleting the text “and” immediately following clause (p) therein, (ii) deleting the “.” at the conclusion of clause (q) therein and substituting therefor the text “; and” and (iii) by inserting a new clause (r) at the conclusion thereof to read as follows:

“(r) the Borrower or any of its Subsidiaries may make loans and advances to their respective customers in an aggregate amount not to exceed at any time $10,000,000.”

(cc)         Permitted Foreign Intercompany Loans. Section 8.9 of the Credit

agreement is amended by inserting the text “, Dutch Mixer” immediately following the second reference to “UK Holdco 1” therein.

(dd)         Voluntary Prepayment of Public Notes.

(i)            Permitted Repurchase of Public Notes. Section 8.11 of the Credit Agreement is amended by inserting the following proviso immediately following clause (i)(B) therein to read as follows:

“; provided, that such Most Recent Leverage Ratio test need not be satisfied with respect to payments or prepayments on, or redemption or acquisition of, such obligations set forth in this Clause (B) in an aggregate amount after the Second Amendment Effective Date not to exceed $100,000,000 so long as the Total Available Revolving Commitments are greater than $450,000,000 after giving effect to such payment or prepayment and any Indebtedness incurred in connection therewith;”

(ii)           Permitted Repurchase of Public Notes with Asset Disposition Proceeds. Section 8.11 of the Credit Agreement is further amended by (w) inserting a parenthetical clause at the end of clause (A) of the proviso in clause (i) thereof to read: “(including with Net Sale Proceeds from Asset Dispositions not required by the terms of Section 4.4(c)(ii) to be used to prepay the Loans, but not with any other Net Sale Proceeds from Asset Dispositions)”, (x) renumbering clause (C) of the proviso in clause (i) thereof as clause (D), (y) renumbering clause (D) of the proviso in clause (i) thereof as clause (E) and (z) inserting a new clause (C) immediately following clause (B) thereof to read as follows:

“(C) any obligations under the Senior Secured Notes and any notes evidencing any Permitted Refinancing Indebtedness of any of the foregoing with the Net Sale Proceeds from an Asset Disposition to the extent not required by the terms of Section 4.4(c) to be used to prepay the Loans so long as the Total Available Revolving Commitments are greater than $450,000,000 after giving effect to such payment or prepayment and any Indebtedness incurred in connection therewith;”

(iii)          Clarification of Permitted Repurchase of Senior Notes. Section 8.11 of the Credit Agreement is further amended by inserting the following text at the conclusion of clause (i) thereof to read as follows:

“Notwithstanding the foregoing, the Borrower or any of its Subsidiaries may make payments or prepayments on, or redemption or acquisition of, up to $100,000,000 in the principal amount of obligations under the Senior Notes (HLLC) with the proceeds of the Second Additional Term B Dollar Loans (and may use other available cash to pay any prepayment premiums, fees and expenses related thereto).”

(iv)          Clarification of Obligations under Senior Notes. Section 8.11 of the Credit Agreement is further amended by replacing each reference to “Obligations” in clause (i) thereof with a reference to “obligations”.

(ee)         Standard for Permitted Modifications to Public Notes. Section 8.11(ii) of the Credit Agreement is amended by inserting the text “materially” immediately prior to the text “adverse to the interests of the Lenders” in the second line thereof.

(ff)           Interest Coverage Ratio. Section 9.2 of the Credit Agreement is amended by amending and restating such Section 9.2 in its entirety to read as follows:

“9.2         Interest Coverage Ratio

The Borrower will not permit the Interest Coverage Ratio calculated for any Test Period ending on the last date of any Fiscal Quarter, or during such period, to be less than 2.50 to 1.00.”

(gg)         Leverage Coverage Ratio. Section 9.3 of the Credit Agreement is amended by amending and restating such Section 9.3 in its entirety to read as follows:

“9.3         Leverage Ratio

The Borrower will not permit for any Test Period ending on the last date of any Fiscal Quarter, or during such period, the Leverage Ratio to exceed 4.50 to 1.00.”

SECTION 2  Permitted Foreign Intercompany Note Restructuring - Amendment to Credit Agreement.

The Credit Agreement is hereby amended as of the date following the Second Amendment Effective Date (as hereinafter defined) that the Borrower and its Subsidiaries consummate the Permitted Foreign Intercompany Note Restructuring (as defined below) as follows:

(a)           New Defined Terms. Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in alphabetical order therein:

“U.S. Holdco” means the Domestic Subsidiary that is a Wholly-Owned Subsidiary of the Borrower and that owns 100% of the Capital Stock of EU Holdco.

“EU Holdco” means a direct Wholly-Owned Subsidiary of U.S. Holdco organized under the laws of England and Wales, Ireland, the Netherlands, Switzerland or another jurisdiction approved by the Administrative Agent that, following the Permitted Foreign Intercompany Note Restructuring (as defined in the Second Amendment), owns 100% of the Capital Stock of each of UK Holdco 1, AdMat EU Holdings and Dutch Mixer.

“EU Holdco Note” means the unsecured promissory note issued by EU Holdco in favor of Huntsman Finco in connection with the Permitted Intercompany Note Restructuring (as defined in the Second Amendment), substantially in the form of the UK Holdco Note (with appropriate adjustments to reflect the correct amount and obligor) or such other form as is acceptable to the Administrative Agent, and in an aggregate principal amount not less than the principal amount of the UK Holdco Note immediately prior to the Permitted Intercompany Note Restructuring.

(b)           Amendments of Defined Terms.  Section 1.1 of the Credit Agreement is amended by amending the following defined terms as set forth below:

(i)            The definition of “Dutch Mixer” is amended and restated to read as follows:

“Dutch Mixer” means Huntsman Investments (Netherlands) B.V., a Wholly-Owned Subsidiary of EU Holdco, organized under the laws of the Netherlands.

(ii)           The definition of “Foreign Intercompany Loan Security Documents” is amended replacing the reference therein to “UK Holdco 1” with the text “EU Holdco”.

(iii)          The definition of “Foreign Intercompany Note” is amended by replacing the reference to “UK Holdco 1” in clause (i) thereof with the text “EU Holdco”.

(iv)          The definition of “Intercompany Note” is amended by replacing the reference to “the UK Holdco Note” in clause (i) thereof with the text “the EU Holdco Note”.

(v)           The definition of “Material Agreement” is amended by replacing the reference to “the UK Holdco Note” in clause (iii) thereof with the text “the EU Holdco Note”.

(vi)          The definition of “UK Holdco 1” is amended by replacing the reference therein to “TG” with the text “EU Holdco”.

(c)           Other Amendments Related to the Permitted Foreign Intercompany Note Restructuring.

(i)            Section 7.13(a) of the Credit Agreement is amended by replacing each reference to “UK Holdco 1” therein with the text “EU Holdco”.

(ii)           Section 8.2(n) of the Credit Agreement is amended by replacing the reference to “UK Holdco 1” therein with the text “EU Holdco”.

(iii)          Section 8.3(k) of the Credit Agreement is amended by replacing the reference to “UK Holdco 1” therein with the text “EU Holdco”.

(iv)        Section 8.7(g) of the Credit Agreement is amended by amending and restating clause (i) thereof to read as follows:

“(i) to EU Holdco pursuant to the terms of the EU Holdco Note as long as the Administrative Agent has a perfected first priority security interest in such EU Holdco Note and EU Holdco may make intercompany loans and advances to other Foreign Subsidiaries pursuant to the terms of the Foreign Intercompany Loan Documents so long as the representation and warranty set forth in Section 6.23 is true and correct at the time of such advance and the Borrower has complied with the provisions of Section 7.13 and”.

(v)           Section 8.7(h) of the Credit Agreement is amended by adding “or EU Holdco” immediately following the reference to “UK Holdco 2” therein.

(vi)          Section 8.9 of the Credit Agreement is amended by (i) adding “, EU Holdco” immediately following each reference to “UK Holdco 1” therein and (ii) adding “, U.S. Holdco” immediately following the reference to “Dutch Mixer” therein.

(vii)         Section 8.11(ii) of the Credit Agreement is amended by replacing the reference therein to “the UK Holdco Note” with the text “the EU Holdco Note”.

SECTION 3  Consent of Lenders/Amendment Fee.

(a)           As of the Second Amendment Effective Date, the Lenders hereby consent to (i) the use of up to $100,000,000 of the proceeds of the Second Additional Term B Dollar Loans by the Borrower to repurchase, redeem or otherwise acquire outstanding Senior Notes (HLLC), (ii) the Permitted Foreign Intercompany Note Restructuring (as defined below) and (iii) the TE Acquisition; provided, that:  (A) after giving effect to the TE Acquisition on a Pro Forma Basis, no Event of Default or Unmatured Event of Default exists or would exist; and (B) the Borrower and its Subsidiaries have complied to the extent applicable with the requirements of Section 7.11 of the Credit Agreement with respect to any required additional Security Documents.

For purposes of this Amendment,

“Permitted Foreign Intercompany Note Restructuring” means a restructuring of the Borrower’s Foreign Subsidiaries pursuant to which each of UK Holdco 1, AdMat EU Holdings and Dutch Mixer becomes a Wholly-Owned Subsidiary of EU Holdco; provided, that (i) in connection with such restructuring, all Foreign Intercompany Notes owing to each of UK Holdco 1 and UK Holdco 2 become assets of EU Holdco and, to the extent such Foreign Intercompany Notes are secured pursuant to Foreign Intercompany Loan Security Documents, such Foreign Intercompany Notes remain secured by the same or substantially the same assets, (ii) all Foreign Intercompany Notes owing to AdMat EU Holdings and Dutch Mixer remain in place without amendment thereto and, to the extent such Foreign Intercompany Notes are secured pursuant to Foreign Intercompany Loan Security Documents, such Foreign Intercompany Notes remain secured by the same or substantially the same assets, (iii) the UK Holdco Note and any other intercompany note payable by UK Holdco 1 or UK Holdco 2 to Huntsman Finco is replaced by the EU Holdco Note, which EU Holdco Note is in an aggregate principal amount equal to the aggregate principal amounts of the intercompany notes so replaced, (iv) the intercompany notes payable by AdMat EU Holdings and Dutch Mixer to Domestic Subsidiaries remain in place without amendment thereto, (v) except as described in clause (i), no Foreign Intercompany Loan Document is amended, modified or terminated except as permitted by Section 8.11(iii), (vi) after giving effect thereto, no Unmatured Event of Default or Event of Default exists and, without limiting the foregoing, the Borrower and its Subsidiaries are in compliance with Sections 7.13, 8.2(n), 8.3(k), 8.7(g), 8.7(h), 8.9 and 8.11(ii), as amended in Section 2 of this Amendment and (vii) the Administrative Agent is given reasonable prior notice of such restructuring and the Borrower and its Subsidiaries have delivered to the Administrative Agent such documents, instruments and legal opinions as it may reasonably request in connection therewith, all in form and substance acceptable to the Administrative Agent.

(b)           In consideration of the execution of this Amendment by the Lenders, the Borrower hereby agrees to pay on the Second Amendment Effective Date to each Lender that executes this Amendment on or prior to 5:00 pm New York time June 27, 2006 (each, a “Consenting Lender”), a fee (collectively, the “Amendment Fee”) in an amount equal to 0.100% multiplied by the sum of such Lender’s Revolving Commitment plus the outstanding amount of Term Loans owing to such Lender.

SECTION 4  Amendment to Security Documents. The parties hereto agree that each of the Security Documents is hereby amended to permit any Lender or Affiliate of a Lender party to any Interest Rate Agreement or Other Hedging Agreement to provide the Collateral Agent with notice, in the form of Exhibit 4(a) to this Amendment, of its disavowal of any security interests in Collateral as security for the obligations owing under such Interest Rate Agreement or Other Hedging Agreement to which it is a party and upon receipt of such notice, the obligations owing under any such Interest Rate Agreement or Other Hedging Agreement shall not be secured by the Collateral.

SECTION 5  Conditions to Effectiveness of the Amendment. The provisions of this Amendment shall become effective upon the date of the satisfaction of all of the conditions set forth in this Section 5 (the “Second Amendment Effective Date”), with any documents delivered to Administrative Agent dated the Second Amendment Effective Date unless otherwise noted:

5.1.         Proper Execution and Delivery of Amendment. Borrower, the Administrative Agent, the Required Lenders and each Lender with a Second Term B Dollar Commitment shall have duly executed and delivered to Administrative Agent this Amendment.

5.2.         Delivery of Credit Party Documents.

(a)           Notes. The Borrower shall have duly executed and delivered to the Administrative Agent the Term B Dollar Notes payable to the order of each applicable Lender with a Second Additional Term B Dollar Commitment which has requested a Term B Dollar Note in the amount of their respective Second Additional Term B Dollar Commitments and all other Loan Documents shall have been duly executed and delivered by the appropriate Credit

Party to the Administrative Agent, all of which shall be in full force and effect;

(b)           Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of the Borrower, dated the Second Amendment Effective Date and in form and substance satisfactory to the Administrative Agent;

(c)           Reaffirmation of Guarantees and Security Documents. The Borrower and each of its Subsidiaries shall have duly executed and delivered a reaffirmation of their obligations under the existing Guarantees and Security Documents substantially in the form of Exhibit 5.2(c);

(d)           Corporate Proceedings. The Administrative Agent shall have received from the Borrower a certificate, dated the Second Amendment Effective Date, signed by a Responsible Officer of such Person, and attested to by the secretary or any assistant secretary, or equivalent officer, or any manager (in the case of a limited liability company) of such Person with appropriate insertions, together with copies of such Person’s Organizational Documents and the consents of the members of such Person referred to in such certificate and all of the foregoing (including each such Organizational Document and consent) shall be satisfactory to the Administrative Agent;

(e)           Incumbency. The Administrative Agent shall have received a certificate of the secretary or assistant secretary, or equivalent officer, or any manager (in the case of a limited liability company) of the Borrower, dated the Second Amendment Effective Date, as to the incumbency, effective as of the Second Amendment Effective Date, and signature of the officers of such Person executing any document (in form and substance satisfactory to the Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Person, together with evidence of the incumbency of such secretary, assistant secretary, or equivalent officer or any manager (in the case of a limited liability company);

(f)            Approvals. All necessary governmental (domestic and foreign) and third party approvals in connection with this Amendment and the transactions contemplated hereby and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of this Amendment or the transactions contemplated hereby and otherwise referred to herein except for those approvals of non-Governmental Authorities under contracts which are not material and which are not required to be delivered at the closing thereof. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of this Amendment or the transactions contemplated hereby, or the making of the Loans or the issuance of Letters of Credit;

(g)           Litigation. No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of the Borrower, threatened with respect to this Amendment, any other Loan Document or any documentation executed in connection herewith or the transactions contemplated hereby, or which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect;

(h)           Opinion of Counsel. The Administrative Agent shall have received from Vinson & Elkins L.L.P., special counsel to the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Second Amendment Effective Date, in form and substance satisfactory to the Administrative Agent;

(i)            Solvency. The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer on behalf of the Borrower with respect to the solvency of the Borrower;

(j)            Existing Indebtedness. After giving effect to this Amendment and the other transactions contemplated hereby, Borrower and its Subsidiaries shall not have any Indebtedness outstanding except for the Loans, the Public Notes and other Indebtedness permitted by Section 8.2;

(k)           Other Matters. All corporate and other proceedings taken in connection with this Amendment at or prior to the date of this Amendment, and all documents incident thereto will be reasonably satisfactory in form and substance to the Administrative Agent; and the Administrative Agent shall have received such other instruments and documents as the Administrative Agent shall reasonably request in connection with the execution of this Amendment, and all such instruments and documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

5.3.         Representations and Warranties; Default; Officer’s Certificate. After giving effect to this Amendment, the representations and warranties set forth in Article VI of the Credit Agreement shall be true and correct, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date, and no Event of Default or Unmatured Event of Default shall have occurred or be continuing and Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of Borrower, dated the Second Amendment Effective Date stating that, after giving effect to this Amendment, the representations and warranties set forth in Article VI of the Credit Agreement are true and correct as of the date of the certificate, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date, that no Event of Default or Unmatured Event of Default has occurred and is continuing, and that the conditions of this Section 5 hereof have been fully satisfied or waived.

5.4.         Fees. Borrower shall have paid to Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to Administrative Agent and the Lenders to the extent then due, including, without limitation, pursuant to Sections 3(b) and 7 of this Amendment and any fee letter executed by the Borrower in favor of the Administrative Agent or any of its Affiliates in connection with the Second Amendment.

5.5.         Corporate Proceedings. All corporate and/or limited liability company and legal proceedings and all instruments and agreements to be executed by each Credit Party in connection with the transactions contemplated by this Amendment and the other Loan Documents shall be satisfactory in form and substance to Administrative Agent and the Required Lenders and Administrative Agent and all Lenders shall have received all information and copies of all certificates, documents and papers, including records of corporate and/or limited liability company proceedings, governmental approvals, good standing certificates and bring-down telegrams or certificates, if any, which Administrative Agent or such Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities.

Each Lender and the Administrative Agent hereby agrees that by its execution and delivery of its signature page hereto, such Person approves of and consents to each of the matters set forth in Section 5 which must be approved by, or which must be satisfactory to, the Required Lenders or such Person, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Borrower shall have delivered a copy of such agreement or document to such Person if so requested on or prior to the Second Amendment Effective Date.

SECTION 6  References to and Effect on the Credit Agreement. On and after the date hereof each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Credit Agreement, as the case may be, in the Loan Documents and all other documents (the “Ancillary Documents”) delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

Except as specifically amended above, the Credit Agreement, and the other Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or Administrative Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents.

SECTION 7  Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Amendment and all other documents furnished pursuant hereto or in connection herewith, including without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn LLP, special counsel to Administrative Agent and any local counsel retained by Administrative Agent relative thereto or the reasonable allocated costs of staff counsel as well as the fees and out-of-pocket expenses of counsel, independent public accountants and other outside experts retained by Administrative Agent in connection with the administration of this Amendment.

SECTION 8  Miscellaneous.

8.1.         Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Amendment to produce more than one (1) such counterpart. Delivery of an executed signature page to this Amendment by telecopy shall be deemed to constitute delivery of an originally executed signature page hereto.

8.2.         Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE.

8.3.         Headings. Headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

8.4.         Integration. This Amendment, the other agreements and documents executed and delivered pursuant to this Amendment and the Credit Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

8.5.         Binding Effect. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Borrower, the Administrative Agent and the Lenders and their respective successors and permitted assigns.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President and Treasurer

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Vice President

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Vice President

Signature Page to Huntsman International LLC

Consent and Second Amendment to Credit Agreement